AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2002
                                                     REGISTRATION NO. 333-63102
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               DONEGAL GROUP INC.
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                         23-2424711
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                                 1195 River Road
                          Marietta, Pennsylvania 17547
                                 (888) 877-0600
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                          Donald H. Nikolaus, President
                               Donegal Group Inc.
                                 1195 River Road
                          Marietta, Pennsylvania 17547
                                 (888) 877-0600
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                            Kathleen M. Shay, Esquire
                                Duane Morris LLP
                             4200 One Liberty Place
                           Philadelphia, PA 19103-7396
                                 (215) 979-1000
                           ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Section 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

PROSPECTUS
----------

                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN

                     300,000 SHARES OF CLASS A COMMON STOCK


                              --------------------


     Donegal Group is offering 300,000 shares of Class A common stock to eligible insurance agencies under its 2001 Agency Stock Purchase Plan. Our Class A common stock is listed for trading on the Nasdaq Stock Market under the symbol "DGICA." On April 10, 2002, the last reported sale price of our Class A common stock on the Nasdaq National Market System was $10.05 per share.

     We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan. Donegal Group will retain all proceeds from the sale of shares of Class A common stock under the plan.

     Donegal Group's principal executive offices are located at 1195 River Road, Marietta, Pennsylvania 17547; telephone (888) 877-0600. A copy of our 2001 Annual Report to Stockholders accompanies this prospectus. You should retain this prospectus for future reference.


     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR CLASS A COMMON STOCK.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is April 12, 2002.


                                TABLE OF CONTENTS
                                                                                 Page
                                                                                 ----
PROSPECTUS SUMMARY..................................................................1

RISK FACTORS........................................................................2

DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN..................................9

   Purpose and Advantages of the Plan...............................................9
   Administration...................................................................9
   Participation...................................................................10
   Costs and Expenses..............................................................12
   Purchases.......................................................................12
   Shares; Certificates for Shares.................................................14
   Withdrawal from the Plan........................................................14
   Other Information...............................................................15

DESCRIPTION OF CAPITAL STOCK.......................................................17

   General.........................................................................17
   Certain Charter and By-law Provisions; Delaware Anti-Takeover Provisions........18
   Limitation of Liability; Indemnification........................................20

PLAN OF DISTRIBUTION...............................................................20

USE OF PROCEEDS....................................................................20

EXPERTS............................................................................20

LEGAL OPINION......................................................................21

AVAILABLE INFORMATION..............................................................21

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................21


                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors.

     We are an insurance holding company that offers property and casualty insurance through our wholly owned subsidiaries and participates in a pooling agreement with our affiliate, Donegal Mutual Insurance Company, known as the Mutual Company. Our operations are interrelated with the operations of the Mutual Company, and various reinsurance arrangements exist between our insurance subsidiaries and the Mutual Company. In addition, the Mutual Company provides us and some of our insurance subsidiaries with all of our personnel.

     Donegal Group is authorized to issue 30,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 2,000,000 shares of preferred stock. The Mutual Company currently owns approximately 64.1% of our Class A common stock and 62.1%% of our Class B common stock.

     The Class A common stock and the Class B common stock are identical, except with respect to voting rights and the payment of dividends. Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class B common stock are entitled to one vote per share. Except as otherwise required under the Delaware General Corporation Law or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

     Our certificate of incorporation also provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

     We are offering to eligible independent insurance agencies of our subsidiaries and affiliated insurance companies, including the Mutual Company, an opportunity to acquire a proprietary interest in us through the plan. We adopted the plan to foster the common interests of us and our agencies in achieving long-term profitable growth for the Donegal Group of companies.

     We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. The purchase price for shares of Class A common stock purchased from us under the plan will be 90% of the average closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of each applicable subscription period.

     We will offer shares under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF CLASS A COMMON STOCK.

THE CYCLICAL NATURE OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY MAY REDUCE OUR REVENUES AND PROFIT MARGINS.

     The property and casualty insurance industry is highly cyclical, and individual lines of business experience their own cycles within the overall industry cycle. Premium rate levels are related to the availability of insurance coverage, which varies according to the level of surplus in the industry. The level of surplus in the industry varies with returns on invested capital and regulatory barriers to withdrawal of surplus. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. If we find it necessary to reduce premiums or limit premium increases due to these competitive pressures on pricing, it may cause a reduction in our profit margins and revenues, increase our ratios of claims and expenses to premiums and result in lower profitability for us.

     Volatile and unpredictable developments also offset significantly the cyclical trends in the industry and the industry's profitability. These developments include natural disasters (such as storms, earthquakes, hurricanes, floods and fires), fluctuations in interest rates and other changes in the investment environment that affect the market prices of our investments and the income from those investments, inflationary pressures that affect the size of losses and judicial decisions that affect our liabilities. The occurrence of these developments may adversely affect our business and financial condition.

THE NATURE OF THE INSURANCE INDUSTRY LIMITS OUR ABILITY TO CHANGE PRICES TO REFLECT RISKS AND TO ESTIMATE OUR RESERVES ACCURATELY.

     One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known. Our products are priced in this manner because premium rates usually are determined at the time the policy is issued and before losses are reported. Changes in statutory and case law can also dramatically affect the liabilities associated with known risks after the insurance policy is issued. The number of competitors and the similarity of products offered, as well as regulatory constraints, limit our ability to increase prices in response to declines in profitability. Our reported profits and losses are also determined, in part, by the establishment and adjustment of reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses that will ultimately be incurred in the settlement of claims. Our ultimate liability for all losses and loss adjustment expenses reserved at any given time will likely be greater or less than these estimates, and material shortfalls in the estimates may have a material adverse effect on us in future periods.

WE COMPETE WITH MANY INSURERS THAT ARE FINANCIALLY STRONGER THAN WE ARE.

     The property and casualty insurance industry is intensely competitive. Competition is based on many factors, including the perceived financial strength of the insurer, premiums charged, policy terms and conditions, policyholder service, reputation and experience. We compete with many regional and national property and casualty insurance companies, including direct sellers of insurance products, insurers having their own agency organizations and other insurers represented by independent agents. Many of these insurers are better capitalized than we are, have substantially greater financial, technical and operating resources and have equal or higher ratings from A.M. Best Company, Inc.

     The superior capitalization of many of our competitors enables them to withstand lower profit margins and, therefore, to market their products more aggressively, to take advantage more quickly of new marketing opportunities and offer lower premium rates. Moreover, if our competitors price their premiums more aggressively and we meet their pricing, our profit margins and revenues may be reduced and our ratios of claims and expenses to premiums may increase.

     Our competition may become increasingly better capitalized in the future as the traditional barriers between insurance companies and banks and other financial institutions erode and as the property and casualty industry continues to consolidate. Our ability to compete against our larger, better capitalized competitors depends largely on our ability to provide superior policyholder service and to maintain our historically strong relationships with independent insurance agents, on whom we are entirely dependent to generate premium volume.

     We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

WE ARE A REGIONAL INSURANCE COMPANY THAT OFFERS INSURANCE PRODUCTS IN A LIMITED NUMBER OF STATES.

     We are headquartered in Pennsylvania and engage in the insurance business in approximately 14 Middle Atlantic and Southern states. In 2001, the majority of our direct premiums written, including those of the Mutual Company and our insurance subsidiaries, were geographically dispersed as follows: 63.0% in Pennsylvania, 14.3% in Virginia and 5.9% in

Maryland. Any single catastrophic occurrence, destructive weather pattern, general economic trend or other condition disproportionately affecting losses or business conditions in these states could adversely affect our results of operations, although we and the Mutual Company maintain reinsurance against catastrophic losses in excess of $3,000,000 per occurrence and our insurance subsidiaries maintain various catastrophe reinsurance agreements with the Mutual Company that limit the maximum liability under any one catastrophe.

THE REINSURANCE AGREEMENTS ON WHICH WE RELY ON DO NOT RELIEVE US FROM LIABILITY TO OUR POLICYHOLDERS.

     We rely on reinsurance agreements to limit our maximum net loss from large single risks or risks in concentrated areas, and to increase our capacity to write insurance. Each reinsurance agreement satisfies all applicable regulatory requirements. Reinsurance, however, does not relieve us from liability to our policyholders. To the extent that a reinsurer may be unable to pay losses for which it is liable under the terms of its reinsurance agreement with us, we remain liable for such losses. However, in an effort to reduce the risk of non-payment, we require all of our reinsurers to have an A.M. Best rating of A or better or, with respect to foreign reinsurers, to have a financial condition that, in the opinion of our management, is equivalent to a company with at least an A rating. If our reinsurers incur losses from their reinsurance arrangements with us, it is probable that the reinsurance premiums payable by us in the future could increase.

WE ARE SUBJECT TO EXTENSIVE STATE INSURANCE REGULATION.

     We are subject to the laws and regulations of the states in which we conduct business. These laws and regulations address many aspects of our business and financial condition, including licensure, the payment of dividends, the establishment of premium rates, the settlement of claims, the transfer of control and the requirement that we participate in assigned risk pools. Certain of the following laws and regulations could have a material adverse effect on our results of operations:

     o state insurance regulations that require us to file proposed premium rates in advance of premium rate increases;

     o state insurance regulations that mandate required levels of statutory surplus;

     o private rating organization review of our levels of statutory surplus and claims-paying ability; and

     o National Association of Insurance Commissioners, known as the NAIC, and state insurance department review of our risk-based capital levels.

     Changes in the level of regulation of the insurance industry and laws or regulations themselves or interpretations by regulatory authorities could also have a material adverse effect on our operations. Specific regulatory developments that could have a material adverse effect on our operations include the potential repeal of the McCarran-Ferguson Act, which exempts insurance companies from a variety of federal regulatory requirements, possible rate rollback regulation and legislation to control premiums, policy terminations and other policy terms.

THE MUTUAL COMPANY IS OUR LARGEST SHAREHOLDER AND PROVIDES US WITH OUR FACILITIES AND SERVICES.

     The Mutual Company currently owns approximately 64.1% of our outstanding Class A common stock and 62.1% of our outstanding Class B common stock and will continue to own approximately the same percentages of these classes of stock after completion of this offering. Accordingly, the Mutual Company will continue to control the election of members of our board of directors. Although the Mutual Company could exercise its control in ways that are contrary to the interests of our stockholders other than the Mutual Company, we and the Mutual Company have established a coordinating committee consisting of two outside directors from each company who do not also serve as directors of the other company. Under our By-laws and those of the Mutual Company, any new agreement between us and the Mutual Company and any proposed change in any existing agreement between us and the Mutual Company must first be submitted for approval by the respective Boards of Directors of the two companies and, if approved, submitted to the Coordinating Committee for approval. The proposed new agreement or change in an existing agreement will receive Coordinating Committee approval only if both our Coordinating Committee members conclude the new agreement or change in an existing agreement is fair to us and our stockholders and if both of the Mutual Company's members conclude the agreement is fair and equitable to the Mutual Company and its policyholders. The decisions of the Coordinating Committee are binding on both companies. The purpose of this provision is to protect the interests of our stockholders and the interests of the policyholders of the Mutual Company.

     We are dependent upon the Mutual Company for the retention of agents and the underwriting of insurance, the servicing of policyholder claims and all other aspects of our operations. All of our officers are officers and employees of the Mutual Company. The Mutual Company also provides all of the facilities and data processing and administrative services required to conduct our business, for which we pay a pro rata portion of the cost.

BECAUSE WE PARTICIPATE IN AN INSURANCE POOLING ARRANGEMENT WITH THE MUTUAL COMPANY, OUR RESULTS OF OPERATIONS ARE DEPENDENT UPON THE FINANCIAL SUCCESS OF THE MUTUAL COMPANY.

     Our insurance subsidiary, Atlantic States Insurance Company, participates in an intercompany pooling arrangement with the Mutual Company, under which the parties share the premiums earned and underwriting results on substantially all of the property and casualty insurance business written by both companies. Under the terms of the intercompany pooling agreement, Atlantic States cedes all of its insurance business to the Mutual Company and assumes from the Mutual Company 70% of the total pooled insurance business of the Mutual Company and Atlantic States. The allocations of pool participation percentages between the Mutual Company and Atlantic States are based on the pool participants' relative amounts of capital and surplus, expectations of future relative amounts of capital and surplus and our ability to raise capital for Atlantic States.

     Because of the pooled business we assume, our insurance operations are interrelated with the insurance operations of the Mutual Company and our results of operations are dependent upon the financial success of the Mutual Company. Although the underwriting pool is intended to produce a more uniform and stable underwriting result from year to year for the participants in the pool than they would experience individually and to spread the risk of loss among all the participants, if the Mutual Company experiences unusually severe or frequent losses or does not adequately price its premiums, our results of operations could suffer. Our results of operations also may suffer if the Mutual Company did not participate in the pooling arrangement because the pool participants would then be limited to policy exposures of a size commensurate with their own capital and surplus instead of having at their disposal the capacity of the entire pool.

OUR BUSINESS DEPENDS IN PART ON THE MARKETING EFFORTS OF INDEPENDENT INSURANCE AGENTS, AND IT IS POSSIBLE THAT THESE AGENTS MAY NOT MARKET OUR PRODUCTS SUCCESSFULLY OR SELL OUR PRODUCTS WITHIN THE GUIDELINES WE SPECIFY.

     We market and sell almost all of our insurance products through independent, non-exclusive insurance agents. These agents are not obligated to promote our insurance products exclusively and they also sell our competitors' insurance products. Our business depends in part on the marketing efforts of these agents and we must offer insurance products and services that meet the requirements of these independent agencies. If these agencies do not market our products successfully or give priority to other insurers, our business may be adversely impacted.

     We also grant certain agents the authority to bind insurance without our prior approval within underwriting and pricing limits that we specify. However, we generally review all coverages placed by our agents and may cancel the coverage if it is inconsistent with our guidelines and permissible to cancel under applicable insurance regulations. If we are unable to cancel the coverage placed by an agent prior to a claim being placed by the insured, our risk may be increased and our profitability may suffer.

OUR ESTABLISHED RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES ARE BASED ON ESTIMATES, AND IT IS POSSIBLE THAT OUR ULTIMATE LIABILITY WILL EXCEED THESE ESTIMATES.

     We establish reserves for losses and loss adjustment expenses based on estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. These estimates are based on facts and circumstances then known to us. Reserves are based on estimates of future trends and claims severity, judicial theories of liability and other factors.

     The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not exceed our loss and loss adjustment expense reserves and have an adverse effect on our results of operations and financial condition. As is the case for most property and casualty insurance companies, we have found it necessary in the past to revise estimated liabilities as reflected in our loss and loss adjustment expense reserves, and further adjustments could be required in the future. However, our management believes that adequate provision has been made for our loss and loss adjustment expense reserves. This belief is based on our internal procedures, which analyze our experience with similar cases and historical trends such as reserving patterns, loss payments, pending levels of unpaid claims and product mix, as well as court decisions, economic conditions and public attitudes.

WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES FOR THE PAYMENT OF OPERATING EXPENSES, DEBT SERVICE AND DIVIDENDS TO OUR STOCKHOLDERS.

     As a holding company, the Company relies primarily on its subsidiaries for dividends and other permitted payments to meet its obligations for corporate expenses. Payment of dividends by the Company's subsidiaries is subject to regulatory restrictions and depends on the surplus of the subsidiaries. From time to time, the NAIC and various state insurance regulators consider modifying the method of determining the amount of dividends that may be paid by an insurance company without prior regulatory approval.

OUR CHARTER DOCUMENTS, DELAWARE CORPORATE LAW AND PENNSYLVANIA INSURANCE LAW MAY INHIBIT A TAKEOVER.

     Certain provisions of our certificate of incorporation and by-laws and Delaware and Pennsylvania law may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

     Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 64.1% of our Class A common stock and 62.1% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

     Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

     Our by-laws provide for a classified board of directors, consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     As a Delaware corporation we are subject to certain anti-takeover provisions of Delaware law, including certain business combination transaction prohibitions. In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

             CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. These statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "intends," "plans" or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of these risks and uncertainties are discussed under the heading "Risk Factors."

               DESCRIPTION OF THE 2001 AGENCY STOCK PURCHASE PLAN

     We describe the provisions of the plan below, in question and answer form. As used in the plan, the term "subsidiary and affiliated insurance companies" means insurance companies that are our subsidiaries and the Mutual Company. The plan was approved by our board of directors on March 8, 2001 and was amended and restated on September 17, 2001 and December 20, 2001.

                       PURPOSE AND ADVANTAGES OF THE PLAN

1.   What is the purpose of the plan?

     The plan provides an eligible agency, as described in Question and Answer 6, an opportunity to acquire a long-term proprietary interest in us through the purchase of our Class A common stock at a discount from current market prices. In offering the plan, we seek to foster the common interests of Donegal Group and the eligible agencies in achieving long-term profitable growth for us. Accordingly, we have created the plan for the purpose of facilitating the purchase of and long-term investment in shares of our Class A common stock by an eligible agency. We expect that an eligible agency that purchases shares under the plan will hold these shares on a long-term basis, as the plan is not intended to benefit an agency that demonstrates a pattern of immediate resale of shares acquired. As discussed in Question and Answer 6 below regarding eligibility, immediate resale of shares will be a factor in our determination whether an otherwise eligible agency should remain eligible for continued participation in the plan.

2.   What are the advantages of the plan?

     Under the plan, an eligible agency can utilize three convenient payment methods for the purchase of our Class A common stock at a 10% discount from the current market price. You will not pay any brokerage commissions or service charges in connection with your purchase.

                                 ADMINISTRATION

3.   Who administers the plan for participants?

     A committee consisting of three persons appointed from time to time by our board of directors administers the plan. The committee may adopt rules and regulations for carrying out the plan. The committee's interpretations or constructions of the provisions of the plan are final and conclusive unless our board of directors takes contrary action.

     Our board of directors appointed Donald H. Nikolaus, Ralph G. Spontak and Daniel J. Wagner to serve on the committee. We do not compensate members of the committee for administering the plan. Donald H. Nikolaus is President, Chief Executive Officer and a director of Donegal Group and the Mutual Company. Ralph
G. Spontak is Senior Vice President, Chief Financial Officer and Secretary of Donegal Group and the Mutual Company. Mr. Spontak is also a director of the Mutual Company. Daniel J. Wagner is Treasurer of Donegal Group and the

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

Mutual Company. The address and telephone number of each member of the committee is c/o Donegal Group Inc., 1195 River Road, Marietta, PA 17547; telephone (888) 877-0600.

4. Where can I obtain additional information about the plan and its administrators?

     You can obtain additional information about the plan and its administrators by contacting Ralph G. Spontak, our Senior Vice President, Chief Financial Officer and Secretary, at (888) 877-0600.

5.   What is the term of the plan?

     The plan will be in effect from March 15, 2002 through March 31, 2007 unless our board of directors terminates the plan earlier. The board of directors has the right to terminate the plan at any time without notice provided that no participant's existing rights are adversely affected by the termination. During the term of the plan there will be ten consecutive semi-annual subscription periods. Each subscription period extends from April 1 through September 30 and from October 1 through March 31, respectively, beginning with April 1, 2002 and ending on March 31, 2007.

                                  PARTICIPATION

6.   What agencies are eligible to participate?

     An eligible agency is an independent insurance agency that brings value to Donegal Group, the Mutual Company and our subsidiary and affiliated insurance companies, directly or indirectly, as determined by us in our discretion, and with which we seek a long-term relationship. Only eligible agencies may participate in the plan. The eligibility criteria we will consider includes the agency's volume of direct premiums written, the ability of the agency to increase sales and grow the volume of direct premiums written, the historic loss ratio of the agency's direct premiums written and whether the agency has been placed on rehabilitation by us, meaning that we notify the agency of operational deficiencies, or had its binding authority revoked. We may base eligibility on agency segmentation class or any other factors that indicate value to the companies, directly or indirectly, in our discretion.

     We will periodically review an eligible agency's continued eligibility. A pattern of immediate resale of shares acquired under the plan by an eligible agency will be a factor in our determination whether an agency should remain eligible for continued participation in the plan. Immediate resales would tend to indicate that an agency is not seeking to share in the long-term profitable growth of the companies. If Donegal Group determines to discontinue an agency's participation in the plan, the agency will receive written notice from us that its eligibility to participate in the plan has been discontinued. This notice will be sent to the agency as promptly as possible, but in no event later than two weeks after the end of the subscription period during which the decision was made. A decision by us, in our discretion, to discontinue the eligibility of an agency under the plan will be treated as an automatic withdrawal from the plan. See Questions and Answers 24 and 25 below.

7.   How may an eligible agency participate in the plan?

     An eligible agency may enroll in the plan by completing and filing a subscription agreement, as described in Question and Answer 8, with us. We will send to each eligible agency a subscription agreement, a copy of this prospectus and any prospectus supplements and a copy of our most recent Annual Report to Stockholders prior to the beginning of the first enrollment period following the agency's designation as an eligible agency.

8.   What does a subscription agreement provide?

     A subscription agreement allows each eligible agency to decide and identify the date on which the agency desires to become enrolled in the plan, the amounts of contribution and the payment method(s) selected for purchases under the plan. Eligible agencies that participated in our former Agency Stock Purchase Plan may participate in the plan by checking the appropriate box on the subscription agreement. Prior contribution amounts and payment method(s) will be carried over from the former Agency Stock Purchase Plan unless new instructions are given in the subscription agreement.

9.   When may an eligible agency enroll in the plan?

     If an eligible agency chooses the direct bill commission payment method, as explained in Question and Answer 15, enrollment in the plan may occur only during the enrollment period preceding each subscription period, which is from the 15th through the 31st day of March and from the 15th through the 30th day of September of each year commencing with March 15, 2002. An eligible agency that desires to subscribe for the purchase of Class A common stock through withholding from direct bill commissions must return a duly executed and completed subscription agreement during the applicable enrollment period. Once enrolled in the direct bill commission payment method, an eligible agency's participation in the plan continues for each succeeding subscription period until the agency ceases to be an eligible agency or withdraws from enrollment in the plan.

     If an eligible agency chooses the lump-sum payment method, as explained in Question and Answer 17, an eligible agency may enroll by submitting a supplemental subscription agreement to us and making a lump-sum payment by the last day of the applicable subscription period, September 30 or March 31.

     If an eligible agency chooses the contingent commission payment method, as explained in Question and Answer 18, an eligible agency may enroll by submitting a subscription agreement during the enrollment period immediately preceding each October 1 through March 31 subscription period.

10. May an eligible agency transfer its subscription rights to another person or agency?

     No. An eligible agency may not assign its subscription payments or rights to subscribe to any other person, and any such attempted assignment is void, except for permitted designations as described in Question and Answer 23.

                               COSTS AND EXPENSES

11. Are there any expenses to participants in connection with purchases under the plan?

     No. Eligible agencies are not obligated to pay any brokerage commissions or other charges with respect to the purchase of Class A common stock under the plan.

                                    PURCHASES

12.  How many shares are available to be purchased under the plan?

     Our board of directors reserved 300,000 shares of our Class A common stock for sale under the plan.

13. What is the price of shares of Class A common stock purchased under the plan?

     The subscription price for each share of Class A common stock purchased under the plan is 90% of the average of the closing prices of the Class A common stock on the Nasdaq National Market System on the last ten trading days of the applicable subscription period.

14.  How may an eligible agency pay for shares purchased under the plan?

     An eligible agency can pay for shares purchased under the plan by means of three payment methods: Direct bill commission deduction, lump-sum payment or contingent commission deduction.

15.  What is the direct bill commission payment method?

     Under the direct bill commission payment method, an eligible agency may elect to purchase Class A common stock under the plan through deductions from its monthly direct bill commission payment by designating that a minimum of 1% and up to a maximum of 10% of the eligible agency's monthly direct bill commission payments be withheld from the eligible agency's direct bill commission payments. Direct bill commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period. "Direct bill commission payments" means those commissions that are earned and actually available for payment in a monthly period to an eligible agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined solely from our records.

16. May an eligible agency that chooses the direct bill commission payment method change the method or amount of contribution made or withheld under the plan?

     Yes. An eligible agency choosing the direct bill commission payment method may change the rate of contribution by filing a new subscription agreement with us during the enrollment period for the next subscription period. This change will become effective during the next subscription period.

17.  What is the lump-sum payment method?

     Under the lump-sum payment method, an eligible agency may, by September 30 and March 31 of each subscription period, elect to make lump-sum cash payments for the purchase of Class A common stock under the plan. Lump-sum cash payments may not be less than $1,000 per subscription period and are subject to the total subscription limit under all methods of $12,000 per subscription period.

18.  What is the contingent commission payment method?

     An eligible agency may designate a percentage of the contingent commission payable to it under the terms of the applicable agency contingency plan (or its equivalent) to be withheld for the purchase of Class A common stock under the plan during the enrollment period immediately preceding the October 1 through March 31 subscription period. Contingent commission payments are subject to the total subscription limit under all payment methods of $12,000 per subscription period.

19. Are there limitations on the amount of contributions or purchases that can be made?

     Yes. Each eligible agency's total contributions for purchases from all payment methods (described in Questions and Answers 15, 17 and 18 above) may not exceed $12,000 during each subscription period. At the close of each subscription period, we will total each agency's contributions from all payment methods. If at any time throughout a subscription period, an eligible agency's total payments exceed the $12,000 maximum amount and the agency so requests, we will return the excess amount without interest to the agency within a reasonable period. Any amount not returned will be applied to the purchase of Class A common stock during the next subscription period without reducing the $12,000 limitation applicable to that subscription period.

20.  How are purchases made under the plan?

     We will maintain on our books a plan account for each enrolled eligible agency. All contributions made by an eligible agency through deductions from an eligible agency's direct bill commission payments and contingent commission withholding and lump-sum payments during a subscription period, up to $12,000, are held in a separate bank account maintained by us until the shares purchased under the plan are issued to the eligible agency. At the end of each subscription period, the amount credited to each eligible agency's plan account will be divided by the subscription price for the subscription period, and the eligible agency's plan account will be credited with the number of whole shares that results. Any amount remaining in the plan account will be carried forward to the next subscription period without reducing the $12,000 limitation applicable to that subscription period or, if requested by the eligible agency, returned to the eligible agency. If the number of shares subscribed for during any subscription period exceeds the number of shares available for sale under the plan, the remaining available shares will be allocated among the participating eligible agencies in proportion to their total plan account balances, without regard to any amount carried forward from a previous subscription period.

                        SHARES; CERTIFICATES FOR SHARES

21. May an eligible agency transfer, pledge, hypothecate or assign shares credited to the agency's plan account?

     An eligible agency may not transfer, pledge, hypothecate or assign its subscription rights under the plan or shares credited to its plan account, except for permitted designations as described in Question and Answer 23.

22.  Are stock certificates issued for shares of Class A common stock purchased?

     We will issue and deliver to each eligible agency stock certificates for the shares it has purchased under the plan within a reasonable time after purchase, but in no event later than two weeks after the end of the subscription period during which the shares were purchased.

23. In whose name are accounts maintained and certificates registered when issued?

     Accounts in the plan will be maintained in the name of the eligible agency. Consequently, certificates when issued for full shares will be registered in the same name. An eligible agency may, upon written request to us, (a) designate that shares be issued to a shareholder, partner, other principal or other licensed employee of an eligible agency or (b) designate that any retirement plan maintained by or for the benefit of an eligible agency or a shareholder, partner, other principal or other licensed employee of the eligible agency may purchase shares instead of the eligible agency through lump-sum payments made by the designee. These permitted designations are subject to the maximum amount limitation of $12,000, compliance with all laws that apply, including the Employee Retirement Income Security Act of 1974, payment by the eligible agency or its designee of any required transfer taxes and satisfaction of our usual requirements for recognition of a transfer of our Class A common stock.

                            WITHDRAWAL FROM THE PLAN

24.  How and when may an eligible agency withdraw from the plan?

     An enrolled eligible agency may withdraw from the plan at any time by notifying us in writing, signed on behalf of the eligible agency by an authorized representative. We will treat a termination of agency status for any reason as an automatic withdrawal. If an agency withdraws from the plan, that agency may not resubscribe until after the next full subscription period has elapsed, and then only if we have redesignated the agency an eligible agency.

25. What happens to any shares held in and amounts credited to an eligible agency's plan account at the time of withdrawal?

     Promptly after the time of withdrawal or termination of an agency's eligibility, but in no event later than two weeks after the end of the subscription period during which the withdrawal or termination occurred, we will issue certificates representing the whole shares held under the plan in the name of the agency, and will refund any amount credited to an eligible agency's plan account at the time of withdrawal to the participant in cash without interest.

                                OTHER INFORMATION

26. What happens if Donegal Group declares a stock split or stock dividend or changes or exchanges its Class A common stock for shares of stock or other securities of its own or another corporation?

     Our committee will make appropriate adjustments in the total number and kind of shares that are reserved for sale under the plan if our outstanding shares of Class A common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Donegal Group, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend (either in shares of our Class A common stock or of another class of our stock), spin-off or combination of shares.

27. What are the federal income tax consequences of an eligible agency's participation in the plan?

     At the time of purchase, and where an eligible agency purchases shares of Class A common stock in its own name, the eligible agency will be treated as having received ordinary income in an amount equal to the difference between the subscription price paid and the then fair market value of the Class A common stock acquired. At the end of each calendar year, we will mail to each participating agency a Form 1099 reflecting the amount of ordinary income earned under the plan. We will be entitled to a tax deduction at the same time in a corresponding amount. The participating agency's basis in the Class A common stock purchased under the plan will be equal to the purchase price plus the amount of ordinary income recognized.

     When an agency disposes of shares of Class A common stock purchased under the plan, any amount received in excess of the value of the shares of Class A common stock on which the agency was previously taxed will be treated as a long-term or short-term capital gain, depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as a long-term or short-term capital loss, depending upon the holding period of the shares (which begins on the day after each share is acquired).

     You are strongly advised to consult with a tax advisor to determine the tax consequences of a given transaction, particularly if a taxpayer other than you has been designated by you to become a participant in the plan.

28.  May the plan be changed or discontinued?

     Yes. Our board of directors has the right to amend, modify or terminate the plan at any time without notice if your existing rights are not adversely affected as a result of the amendment, modification or termination.

29. How may eligible agencies sell shares of Class A common stock purchased under the plan?

     As discussed in Question and Answer 22, we will issue and deliver to eligible agencies the stock certificates for the shares purchased under the plan after the end of the subscription period during which the shares were purchased. Participants will have the sole discretion as to whether or when to sell their shares and may transfer or dispose of them at any time without restriction after receipt of their stock certificates. An agency may choose to sell shares through the broker of his or her choice.

                          DESCRIPTION OF CAPITAL STOCK

                                     GENERAL

     Our authorized Class A common stock consists of 30,000,000 shares. As of March 28, 2002, 6,065,462 shares of our Class A common stock were outstanding. We also have authorized 10,000,000 shares of Class B common stock, of which 2,981,870 shares were outstanding on March 1, 2002, and 2,000,000 shares of preferred stock issuable from time to time in separate series upon resolution of our board of directors, none of which are outstanding. Except as otherwise required by the Delaware General Corporation Law, known as the DGCL, or as otherwise provided in our certificate of incorporation with respect to dividends and voting rights, each share of Class A common stock and each share of Class B common stock have identical powers, preferences and limitations.

     Our certificate of incorporation provides that the holders of shares of Class A common stock are entitled to one-tenth of one vote per share held on any matter to be voted on by our stockholders, and the holders of shares of Class B common stock are entitled to one vote per share. Except as otherwise required under the DGCL or our certificate of incorporation, the holders of Class A common stock and the holders of Class B common stock vote together as a single class on all matters presented to our stockholders for a vote.

     At any election of directors, the nominees receiving the highest number of votes cast by the holders of the Class A common stock and the Class B common stock for the number of directors to be elected will be elected as directors.

     Under the DGCL and our certificate of incorporation, the affirmative vote of the holders of a majority of the Class A common stock and the Class B common stock, voting as a single class, is sufficient to amend our certificate of incorporation, to authorize additional shares of capital stock of any class, to approve any merger or consolidation of us with or into any other entity or the sale of all or substantially all of our assets or to approve our dissolution.

     Under the DGCL, the holders of shares of Class A common stock are entitled to vote as a separate class on any proposal to change the par value of the Class A common stock or to alter or change the rights, preferences and limitations of the Class A common stock in a way that would affect the holders of shares of Class A common stock adversely. Similarly, the holders of shares of Class B common stock are entitled to vote as a separate class on any proposal to change the par value of the Class B common stock or to alter or change the rights, preferences and limitations of the Class B common stock in a way that would affect the holders of shares of Class B common stock adversely. In addition, under the DGCL, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the respective class of common stock voting as a separate class.

     Our certificate of incorporation provides that each share of Class A common stock outstanding at the time of the declaration of any cash dividend or other distribution payable upon the shares of Class B common stock is entitled to a cash dividend or distribution payable at the same time and to stockholders of record on the same date in an amount at least 10% greater than any cash dividend declared upon each share of Class B common stock. Each share of Class A common stock and each share of Class B common stock are equal in respect to dividends or other distributions payable in shares of capital stock, except that the dividends or distributions may be made (1) in shares of Class A common stock to the holders of Class A common stock and in shares of Class B common stock to the holders of Class B common stock, (2) in shares of Class A common stock to the holders of Class A common stock and to the holders of Class B common stock or (3) in any other authorized class or series of capital stock to the holders of Class A common stock and to the holders of Class B common stock.

     There are no redemption or sinking fund provisions applicable to the Class A common stock or to the Class B common stock. All the shares of Class A common stock offered by us pursuant to this prospectus, when issued and paid for, will be fully paid and non-assessable.

     Each holder of Class A common stock and each holder of Class B common stock is entitled to receive the same per share consideration in a merger or consolidation of us into another entity except that, if the consideration paid to our stockholders consists in whole or in part of shares of another entity, the shares of the other entity issued to the holders of our Class B common stock may have greater voting rights than the shares of the other entity issued to the holders of our Class A common stock.

     Neither the Class A common stock nor the Class B common stock is convertible into another class of common stock or any other security of Donegal Group.

     The transfer agent and registrar for our Class A common stock is EquiServe.

    CERTAIN CHARTER AND BY-LAW PROVISIONS; DELAWARE ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation, by-laws and the DGCL contain certain provisions that may enhance the likelihood of continuity and stability in the composition of our board of directors and may discourage a future unsolicited takeover of Donegal Group. These provisions could have the effect of discouraging certain attempts to acquire us or remove current management, including current members of our board of directors, even if some of our stockholders deemed these attempts to be in their best interests.

     Our certificate of incorporation authorizes us to issue two classes of common stock, Class A common stock and Class B common stock. The holders of the Class A common stock are entitled to one-tenth of one vote per share, while the holders of the Class B common stock are entitled to one vote per share, on all matters submitted to a vote of our stockholders. In addition, our certificate of incorporation does not grant any holder of our stock the right to cumulate votes in the election of directors. The Mutual Company currently owns approximately 64.1% of our Class A common stock and 62.1% of our Class B common stock and has effective voting control over us. This ownership by the Mutual Company could avert or prevent a change in control of us unless the Mutual Company, after consideration of all relevant factors including the interests of our stockholders other than the Mutual Company, is in favor of such a change.

     Our board of directors, without stockholder approval, has the authority to issue preferred stock with voting and conversion rights that could adversely affect the voting power of the Class A common stock. The issuance of preferred stock could have the effect of delaying, averting or preventing a change in control of us. No preferred stock has been issued, and our board of directors does not intend to issue any preferred stock at the present time.

     Our by-laws provide for a classified board of directors consisting of three classes as nearly equal in size as possible. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

     We are a Delaware corporation that is subject to certain anti-takeover provisions of the DGCL. The business combination provisions contained in Section 203 of the DGCL defines an interested stockholder of a corporation as any person that (1) owns, directly or indirectly, or has the right to acquire, 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder; and the affiliates and the associates of the person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless (1) prior to that date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or (3) on or after that date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     The restrictions imposed by Section 203 will not apply to a corporation if the corporation, by the action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203. The amendment will not be effective until 12 months after adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder of the corporation on or prior to the adoption of the amendment.

     We have not elected to opt out of Section 203, and the restrictions imposed by Section 203 apply to us. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

     In addition, we are subject to Pennsylvania insurance laws and regulations that prohibit any person from acquiring a greater than 10% interest in us without the prior approval of the Insurance Commissioner of the Commonwealth of Pennsylvania. These provisions could make it more difficult for a third party to gain control of us, deny stockholders the receipt of a premium on their Class A common stock and have a depressive effect on the market price of the Class A common stock.

                    LIMITATION OF LIABILITY; INDEMNIFICATION

     As permitted by the DGCL, Article 6 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to prohibited dividends, distributions and repurchases or redemptions of stock or (4) for any transaction from which the director derives an improper personal benefit.

     Article 5 of our by-laws includes provisions for indemnification of our directors and officers to the fullest extent permitted by the DGCL as now in effect or as in effect at a later date. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and persons controlling us under these provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in federal securities laws and is unenforceable.

                              PLAN OF DISTRIBUTION

     We have reserved 300,000 shares of Class A common stock for sale to eligible agencies under the plan for the five-year period ending March 31, 2007. We will offer the shares of Class A common stock under the plan directly to eligible agencies through our officers and will not use a broker or a dealer. In addition, we will not pay commissions, discounts or any other payments to any person for services in connection with the offer or sale of shares of Class A common stock under the plan. We will pay all costs of administering the plan. Participants will not incur brokerage commissions or service charges for the purchase of shares under the plan.

                                 USE OF PROCEEDS

     No minimum amount of proceeds is required to be received by Donegal Group in this offering. Donegal Group will retain all proceeds from the sale of the shares of Class A common stock under the plan. We intend to use the proceeds from sales of these shares for general corporate purposes, including making investments in and advances to our subsidiaries.

                                     EXPERTS

     The consolidated financial statements and schedules of Donegal Group as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

     The validity of the issuance of the shares of Class A common stock offered with this prospectus will be passed upon for us by Duane Morris LLP, Philadelphia, Pennsylvania. As of March 28, 2002, attorneys of Duane Morris LLP who have recently provided substantive legal services beneficially owned 18,861 shares of our outstanding Class A common stock, and 8,817 shares of our outstanding Class B common stock, of which 5,854 shares represent shares of Class A common stock purchasable under currently exercisable stock options and 2,963 shares represent shares of Class B common stock purchasable under currently exercisable stock options. In addition, Frederick W. Dreher, a partner of Duane Morris LLP, is a director of the Mutual Company and is one of its members on the coordinating committee. The Mutual Company is a holder of approximately 64.1% of our Class A common stock and 62.1% of our Class B common stock.

                              AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at "http://www.sec.gov."

     We filed with the SEC in Washington, D.C. a registration statement on Form S-2 under the Securities Act with respect to the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Donegal Group and the securities covered by this prospectus, reference is made to the registration statement, including the exhibits filed or incorporated in the registration statement. Statements contained in this prospectus concerning the provisions of documents filed with, or incorporated by reference in, the registration statement as exhibits are necessarily summaries of those documents and each statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference room of the SEC described above or at the worldwide web site maintained by the SEC described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate the following documents in this prospectus by reference:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 28, 2002;

     (b) Certain portions of our 2001 Annual Report to Stockholders, consisting of pages 8 through 31 and the information under the caption "Market Information" on page

          32, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on March 28, 2002. The remaining portions of our 2001 Annual Report to Stockholders are not incorporated by reference and are not part of this registration statement.

     Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement and any statement contained in this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in any subsequently filed document that is deemed to be incorporated by reference modifies or supersedes such statement.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on request, a copy of any or all documents incorporated by reference in this prospectus, other than exhibits to those documents unless the exhibits are specifically incorporated by reference. Requests should be directed to:

                                Ralph G. Spontak
                Senior Vice President and Chief Financial Officer
                               Donegal Group Inc.
                                 1195 River Road
                               Marietta, PA 17547
                                 (888) 877-0600

                               DONEGAL GROUP INC.

                         2001 AGENCY STOCK PURCHASE PLAN



                                     300,000
                                    SHARES OF
                              CLASS A COMMON STOCK


                                   ----------


                                   PROSPECTUS


                                   ----------





                              DATED APRIL 12, 2002


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE DO NOT CLAIM THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER PAGE OF THE PROSPECTUS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.

     This item is hereby incorporated by reference to Item 14 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     This item is hereby incorporated by reference to Item 15 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

ITEM 16. EXHIBITS.


EXHIBIT      DESCRIPTION OF EXHIBITS                                                                   REFERENCE
NUMBER       -----------------------                                                                   ---------
--------
4.1          Form of Subscription Agreement Under the Donegal Group Inc. 2001
             Agency Stock Purchase Plan                                                                   (a)

5.1          Opinion of Duane Morris LLP                                                                  (b)


MANAGEMENT CONTRACTS AND COMPENSATORY PLANS OR ARRANGEMENTS
-----------------------------------------------------------

10.1         Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan                           (c)

10.2         Donegal Group Inc. 2001 Equity Incentive Plan for Employees                                  (d)

10.3         Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan for Directors             (e)

10.4         Donegal Group Inc. 2001 Equity Incentive Plan for Directors                                  (d)

10.5         Donegal Group Inc. 2001 Employee Stock Purchase Plan, as amended                             (f)

10.6         Donegal Group Inc. Amended and Restated 2001 Agency Stock Purchase Plan                      (g)

10.7         Donegal Mutual Insurance Company 401(k) Plan                                                 (h)



EXHIBIT       DESCRIPTION OF EXHIBITS                                                                   REFERENCE
NUMBER        -----------------------                                                                   ---------
--------
10.8         Amendment No. 1 effective January 1, 2000 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (h)

10.9         Amendment No. 2 effective January 6, 2000 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.10        Amendment No. 3 effective July 23, 2001 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.11        Amendment No. 4 effective January 1, 2002 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.12        Amendment No. 5 effective December 31, 2001 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.13        Donegal Mutual Insurance Company Executive Restoration Plan                                  (j)

OTHER MATERIAL CONTRACTS
------------------------

10.14        Tax Sharing Agreement dated September 29, 1986 between Donegal Group Inc. and
             Atlantic States Insurance Company                                                            (k)

10.15        Services Allocation Agreement dated September 29, 1986 between Donegal Mutual
             Insurance Company, Donegal Group Inc. and Atlantic States Insurance Company                  (k)

10.16        Proportional Reinsurance Agreement dated September 29, 1986 between Donegal Mutual
             Insurance Company and Atlantic States Insurance Company                                      (k)

10.17        Amendment dated October 1, 1988 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (l)

10.18        Multi-Line Excess of Loss Reinsurance Agreement effective January 1, 1993 between
             Donegal Mutual Insurance Company, Southern Insurance Company of Virginia, Atlantic
             States Insurance Company and Pioneer Mutual Insurance Company, and Christiana
             General Insurance Corporation of New York, Cologne Reinsurance Company of America,
             Continental Casualty Company, Employers Reinsurance Corporation and Munich
             American Reinsurance                                                                         (m)



EXHIBIT      DESCRIPTION OF EXHIBITS                                                                   REFERENCE
NUMBER       -----------------------                                                                   ---------
--------
10.19        Amendment dated July 16, 1992 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (n)

10.20        Amendment dated as of December 21, 1995 to Proportional Reinsurance Agreement
             between Donegal Mutual Insurance Company and Atlantic States Insurance Company               (o)

10.21        Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal Mutual
             Insurance Company and Pioneer Insurance Company                                              (j)

10.22        Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal Mutual
             Insurance Company and Southern Insurance Company of Virginia                                 (j)

10.23        Reinsurance and Retrocession Agreement effective January 1, 2000 between Donegal
             Mutual Insurance Company and Southern Heritage Insurance Company                             (h)

10.24        Property and Catastrophe Excess of Loss Reinsurance Agreement effective January 1,
             2000 between Donegal Mutual Insurance Company and Southern Heritage Insurance
             Company                                                                                      (h)

10.25        Amended and Restated Credit Agreement dated as of July 27, 1998 among Donegal
             Group Inc., the banks and other financial institutions from time to time party
             thereto and Fleet National Bank, as agent                                                    (p)

10.26        First Amendment and Waiver to the Amended and Restated Credit Agreement dated as
             of December 31, 1999                                                                         (h)

10.27        Amendment dated as of April 20, 2000 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (q)

10.28        Lease Agreement dated as of September 1, 2000 between Donegal Mutual Insurance
             Company and Province Bank FSB                                                                (d)

10.29        Aggregate Excess of Loss Reinsurance Agreement dated as of January 1, 2001 between
             Donegal Mutual Insurance Company and Pioneer Insurance Company                               (d)



EXHIBIT      DESCRIPTION OF EXHIBITS                                                                   REFERENCE
NUMBER       -----------------------                                                                   ---------
--------
13           2001 Annual Report to Stockholders                                                           (i)

23.1         Consent of Independent Auditors                                                        Filed herewith

23.2         Consent of Duane Morris LLP (included in its opinion incorporated by reference in
             Exhibit 5)

24           Powers of attorney                                                                           (b)

----------

(a)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Amendment No. 4 to Registrant's Form S-2 Registration Statement No. 333-63102 filed December 21, 2001.

(b)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 filed on June 15, 2001.

(c)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1998.

(d)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2000.

(e)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1997.

(f)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-8 Registration Statement No. 333-62974 filed June 14, 2001.

(g)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 declared effective February 8, 2002.

(h)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1999.

(i)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2001.

(j)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1996.

(k)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-1 Registration Statement No. 33-8533 declared effective October 29, 1986.

(l)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1988.

(m)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 33-67346 declared effective September 29, 1993.

(n)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1992.

(o)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated December 21, 1995.

(p)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated November 17, 1998.

(q)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated May 31, 2000.

ITEM 17. UNDERTAKINGS.

     This item is hereby incorporated by reference to Item 17 of Amendment No. 5 to Registrant's Form S-2 Registration Statement No. 333-63102 filed February 5, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on April 12, 2002.

                                     DONEGAL GROUP INC.


                                     By: s/ Donald H. Nikolaus
                                         ---------------------------------------
                                         Donald H. Nikolaus, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                                          Title                                  Date
             ---------                                          -----                                  ----
s/ Donald H. Nikolaus                             President, Chief Executive Officer              April 12, 2002
-------------------------------------------                 and a Director
Donald H. Nikolaus                                  (principal executive officer)



s/ Ralph G. Spontak                                  Senior Vice President, Chief                 April 12, 2002
-------------------------------------------        Financial Officer and Secretary
Ralph G. Spontak                                       (principal financial and
                                                         accounting officer)


                  *                                            Director                           April 12, 2002
-------------------------------------------
C. Edwin Ireland


                  *                                            Director                           April 12, 2002
-------------------------------------------
Patricia A. Gilmartin


                  *                                            Director                           April 12, 2002
-------------------------------------------
Philip H. Glatfelter, II


             Signature                                          Title                                  Date
             ---------                                          -----                                  ----
                  *                                            Director                           April 12, 2002
-------------------------------------------
R. Richard Sherbahn


                                                               Director                           April __, 2002
-------------------------------------------
Thomas J. Finley, Jr.


                  *                                            Director                           April 12, 2002
-------------------------------------------
Robert S. Bolinger


                                                               Director                           April __, 2002
-------------------------------------------
John J. Lyons


By: s/ Ralph G. Spontak
    ---------------------------------------
    Ralph G. Spontak, as attorney-in-fact


*Signed pursuant to power of attorney

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

EXHIBIT      DESCRIPTION OF EXHIBITS                                                                 REFERENCE
NUMBER       -----------------------                                                                 ---------
------
4.1          Form of Subscription Agreement Under the Donegal Group Inc. 2001 Agency Stock
             Purchase Plan                                                                                (a)

5.1          Opinion of Duane Morris LLP                                                                  (b)

MANAGEMENT CONTRACTS AND COMPENSATORY PLANS OR ARRANGEMENTS
-----------------------------------------------------------

10.1         Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan                           (c)

10.2         Donegal Group Inc. 2001 Equity Incentive Plan for Employees                                  (d)

10.3         Donegal Group Inc. Amended and Restated 1996 Equity Incentive Plan for Directors             (e)

10.4         Donegal Group Inc. 2001 Equity Incentive Plan for Directors                                  (d)

10.5         Donegal Group Inc. 2001 Employee Stock Purchase Plan, as amended                             (f)

10.6         Donegal Group Inc. Amended and Restated 2001 Agency Stock Purchase Plan                      (g)

10.7         Donegal Mutual Insurance Company 401(k) Plan                                                 (h)

10.8         Amendment No. 1 effective January 1, 2000 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (h)

10.9         Amendment No. 2 effective January 6, 2000 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.10        Amendment No. 3 effective July 23, 2001 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.11        Amendment No. 4 effective January 1, 2002 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)


EXHIBIT      DESCRIPTION OF EXHIBITS                                                                 REFERENCE
NUMBER       -----------------------                                                                 ---------
------
10.12        Amendment No. 5 effective December 31, 2001 to Donegal Mutual Insurance Company
             401(k) Plan                                                                                  (i)

10.13        Donegal Mutual Insurance Company Executive Restoration Plan                                  (j)

OTHER MATERIAL CONTRACTS
------------------------

10.14        Tax Sharing Agreement dated September 29, 1986 between Donegal Group Inc. and
             Atlantic States Insurance Company                                                            (k)

10.15        Services Allocation Agreement dated September 29, 1986 between Donegal Mutual
             Insurance Company, Donegal Group Inc. and Atlantic States Insurance Company                  (k)

10.16        Proportional Reinsurance Agreement dated September 29, 1986 between Donegal Mutual
             Insurance Company and Atlantic States Insurance Company                                      (k)

10.17        Amendment dated October 1, 1988 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (l)

10.18        Multi-Line Excess of Loss Reinsurance Agreement effective January 1, 1993 between
             Donegal Mutual Insurance Company, Southern Insurance Company of Virginia, Atlantic
             States Insurance Company and Pioneer Mutual Insurance Company, and Christiana
             General Insurance Corporation of New York, Cologne Reinsurance Company of America,
             Continental Casualty Company, Employers Reinsurance Corporation and Munich
             American Reinsurance                                                                         (m)

10.19        Amendment dated July 16, 1992 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (n)

10.20        Amendment dated as of December 21, 1995 to Proportional Reinsurance Agreement
             between Donegal Mutual Insurance Company and Atlantic States Insurance Company               (o)

10.21        Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal Mutual
             Insurance Company and Pioneer Insurance Company                                              (j)


EXHIBIT      DESCRIPTION OF EXHIBITS                                                                 REFERENCE
NUMBER       -----------------------                                                                 ---------
------
10.22        Reinsurance and Retrocession Agreement dated May 21, 1996 between Donegal Mutual
             Insurance Company and Southern Insurance Company of Virginia                                 (j)

10.23        Reinsurance and Retrocession Agreement effective January 1, 2000 between Donegal
             Mutual Insurance Company and Southern Heritage Insurance Company                             (h)

10.24        Property and Catastrophe Excess of Loss Reinsurance Agreement effective January 1,
             2000 between Donegal Mutual Insurance Company and Southern Heritage Insurance
             Company                                                                                      (h)

10.25        Amended and Restated Credit Agreement dated as of July 27, 1998 among Donegal
             Group Inc., the banks and other financial institutions from time to time party
             thereto and Fleet National Bank, as agent                                                    (p)

10.26        First Amendment and Waiver to the Amended and Restated Credit Agreement dated as
             of December 31, 1999                                                                         (h)

10.27        Amendment dated as of April 20, 2000 to Proportional Reinsurance Agreement between
             Donegal Mutual Insurance Company and Atlantic States Insurance Company                       (q)

10.28        Lease Agreement dated as of September 1, 2000 between Donegal Mutual Insurance
             Company and Province Bank FSB                                                                (d)

10.29        Aggregate Excess of Loss Reinsurance Agreement dated as of January 1, 2001 between
             Donegal Mutual Insurance Company and Pioneer Insurance Company                               (d)

13           2001 Annual Report to Stockholders                                                           (i)

23.1         Consent of Independent Auditors                                                        Filed herewith

23.2         Consent of Duane Morris LLP (included in its opinion incorporated by reference in
             Exhibit 5)

24           Powers of attorney                                                                           (b)


----------

(a)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Amendment No. 4 to Registrant's Form S-2 Registration Statement No. 333-63102 filed December 21, 2001.

(b)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 filed on June 15, 2001.

(c)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1998.

(d)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2000.

(e)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1997.

(f)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-8 Registration Statement No. 333-62974 filed June 14, 2001.

(g)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 333-63102 declared effective February 8, 2002.

(h)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1999.

(i)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 2001.

(j)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1996.

(k)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-1 Registration Statement No. 33-8533 declared effective October 29, 1986.

(l)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1988.

(m)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form S-2 Registration Statement No. 33-67346 declared effective September 29, 1993.

(n)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 10-K Report for the year ended December 31, 1992.

(o)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated December 21, 1995.

(p)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated November 17, 1998.

(q)  Such exhibit is hereby incorporated by reference to the like-described exhibit in Registrant's Form 8-K Report dated May 31, 2000.